Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement No. 333-114935 on Form S-8 of Alion Science and Technology Corporation of our report dated January 31, 2006, except as to Note 21, which is as of March 12, 2008, with respect to the consolidated statements of operations, redeemable common stock and accumulated deficit, and cash flows of Alion Science and Technology Corporation and subsidiaries for year ended September 30, 2005, and the related consolidated financial statement schedule for the year ended September 30, 2005, which report appears in the September 30, 2007 annual report on Form 10-K/A of Alion Science and Technology Corporation.

Our report on the consolidated financial statements refers to the restatement of the consolidated financial statements for the year ended September 30, 2005.

/s/  KPMG LLP

Chicago, Illinois
March 12, 2008